Exhibit 10.1

EXECUTION VERSION

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of February 10, 2021, is made by and among Atlas Crest Investment LLC, a Delaware limited liability company (the “Sponsor”), Atlas Crest Investment Corp., a Delaware corporation (“Atlas”), Archer Aviation Inc., a Delaware corporation (the “Company”) and, solely for purposes of Sections 5, 7 and 8 (and the other sections of this Agreement solely to the extent relating to Sections 5, 7 and 8), certain individuals, each of whom is a member of Atlas’s board of directors and/or management (the “Insiders”). The Sponsor, Atlas, the Company and the Insiders (solely for purposes of Sections 5, 7 and 8 (and the other sections of this Agreement solely to the extent relating to Sections 5, 7 and 8)) shall be referred to herein from time to time collectively as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, Atlas, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”); and

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) the Sponsor will vote in favor of approval of the Business Combination Agreement and the transactions contemplated thereby (including the Merger), (b) the Sponsor will agree to waive any adjustment to the conversion ratio set forth in the Governing Documents of Atlas or any other anti-dilution or similar protection with respect to all of the Atlas Class B Shares related to the transactions contemplated by the Business Combination Agreement, (c) the Sponsor will agree to be bound by certain transfer restrictions with respect to its Atlas Class B Shares and (d) the Insiders, Atlas and Sponsor will agree to terminate certain lock-up provisions of that certain Letter Agreement dated as of October 27, 2020 by and among Sponsor, Atlas and the Insiders (the “Letter Agreement”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1.	Agreement to Vote. The Sponsor hereby unconditionally and irrevocably agrees to vote at any meeting of the shareholders of Atlas (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of Atlas, all of the Sponsor’s Atlas Class B Shares in favor of the Transaction Proposals.

2.	Waiver of Anti-dilution Protection. The Sponsor hereby (a) waives, subject to, and conditioned upon, the occurrence of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by law and the Amended and Restated Certificate of Incorporation of Atlas, dated as of October 29, 2020 and the Amended & Restated Bylaws of Atlas, adopted as of October 29, 2020, and (b) agrees not to assert or perfect, any rights to adjustment or other anti-dilution protections with respect to the rate that the Atlas Class B Shares held by it convert into Atlas Class A Shares in connection with the transactions contemplated by the Business Combination Agreement.

3.	Transfer of Shares. The Sponsor hereby agrees that it shall not, directly or indirectly, (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of its Class B Shares or otherwise agree to do any of the foregoing, (ii) deposit any of its Class B Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect any of its Class B Shares that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of its Class B Shares, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of its Class B Shares even if such Class B Shares would be disposed of by a person other than the Sponsor or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations hereunder.

4.	Redemption; Other Covenants.

a.	Unless this Agreement shall have been terminated in accordance with Section 6, each of Sponsor and the Insiders, severally and not jointly, hereby agrees that Sponsor or such Insider (as applicable) shall not effect an Atlas Stockholder Redemption.

b.	The Sponsor hereby agrees to be bound by and subject to (i) Sections 5.3(a) (Confidentiality) and 5.4(a) (Public Announcements) of the Business Combination Agreement to the same extent as such provisions apply to the parties to the Business Combination Agreement, as if the Sponsor were directly a party thereto, and (ii) Section 5.6(b) (Exclusive Dealing) of the Business Combination Agreement to the same extent as such provisions apply to Atlas as if the Sponsor were directly party thereto.

5.	Termination of Class B Shares Lock-up Period. Each of the Insiders, Atlas and Sponsor hereby agrees that effective as of the consummation of the Closing (and not before), paragraph (a) of Section 7 of the Letter Agreement shall be amended and restated in its entirety as follows:

” 7. (a) Reserved.”

In addition, paragraph (c) of Section 7 of the Letter Agreement shall be amended to remove all references to paragraph (a) of Section 7 and all references to the Founder Shares.

The amendment and restatement set forth in this Section 5 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

6.	Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the earlier of (a) the Effective Time; and (b) the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement. Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to Section 6(b) shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or Fraud, (ii) Sections 2, 5 and 10 (solely to the extent related to the foregoing Sections 2 or 5) shall each survive the termination of this Agreement pursuant to Section 6(a), and (iii) Sections 7, 8, 9 and 10 (solely to the extent related to the foregoing Sections 7, 8 or 9) shall survive any termination of this Agreement.

7.	No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Document by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against, the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Company Non-Party Affiliate or any Atlas Non-Party Affiliate (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein), and (b) none of the the Company Non-Party Affiliates or the Atlas Non-Party Affiliates (other than the Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

8.	Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) the Sponsor makes no agreement or understanding herein in any capacity other than in the Sponsor’s capacity as a record holder and beneficial owner of Atlas Class B Shares, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in the Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of any Atlas Party, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of any Atlas Party or as an officer, employee or fiduciary of any Atlas Party, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Atlas Party.

9.	No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties, partners or participants in a joint venture.

10.	Incorporation by Reference. Sections 8.1 (Non-Survival), 8.2 (Entire Agreement; Assignment). 8.3 (Amendment), 8.5 (Governing Law), 8.7 (Construction; Interpretation), 8.10 (Severability), 8.11 (Counterparts; Electronic Signatures), 8.15 (Waiver of Jury Trial), 8.16 (Submission to Jurisdiction) and 8.17 (Remedies) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[signature page follows]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ATLAS CREST INVESTMENT CORP.

By:	/s/ Michael Spellacy
	Name:	Michael Spellacy
	Title:	Chief Executive Officer

ATLAS CREST INVESTMENT LLC

By:	/s/ Kenneth Moelis
	Name:	Kenneth Moelis
	Title:	Managing Member

ARCHER AVIATION INC.

By:	/s/ Brett Adcock
	Name:	Brett Adcock
	Title:	Chief Executive Officer

[Signature Page to Sponsor Letter Agreement]

INSIDERS:

By:	/s/ Kenneth Moelis
Name: Kenneth Moelis

By:	/s/ Michael Spellacy
Name: Michael Spellacy

By:	/s/ Taylor Rettig
Name: Taylor Rettig

By:	/s/ Christopher Callesano
Name: Christopher Callesano

By:	/s/ David Fox
Name: David Fox

By:	/s/ Emanuel Pearlman
Name: Emanuel Pearlman

By:	/s/ Eileen Murray
Name: Eileen Murray

By:	/s/ Todd Lemkin
Name: Todd Lemkin

[Signature Page to Sponsor Letter Agreement]

5